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                                                                    Exhibit 21.1

                                  SCHEDULE 21.1

                       Subsidiaries of Triumph Group, Inc.

Triumph Group Holdings, Inc.

The Triumph Group Operations, Inc.

Aerospace Technologies, Inc.

Kilroy Steel, Inc.

Kilroy Structural Steel Co.

Quality Park Products, Inc.

Triumph Controls, Inc.

Advanced Materials Technologies, Inc.

Special Processes of Arizona, Inc.

Triumph/JDC Company

Triumph Group Foreign Sales Corporation